EXHIBIT 99.1

Editas Medicine Announces Second Quarter 2018 Results and Update

Allergan exercises option to develop and commercialize EDIT‑101 globally and Editas exercises option to co-develop and equally share profits and losses in the United States

Plan to file EDIT‑101 Investigational New Drug (IND) application in October 2018

Strong balance sheet to advance Company through multiple value inflection points

CAMBRIDGE, Mass., August 6, 2018 (GLOBE NEWSWIRE) – Editas Medicine, Inc. (NASDAQ: EDIT), a leading genome editing company, today reported financial results for the second quarter ended June 30, 2018, and provided an update on recent achievements and upcoming events.

“During the second quarter, we continued to drive towards our first IND and to advance our broader pipeline of transformative CRISPR medicines,” said Katrine Bosley, President and Chief Executive Officer of Editas Medicine. “Our lead candidate, EDIT‑101 to treat the genetic disease LCA10, is poised to be the first in vivo CRISPR medicine in human trials with an anticipated IND filing in October. Our broader pipeline of ocular and engineered cell medicines is advancing as well.”

Recent Achievements and Outlook

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Allergan Pharmaceuticals International Limited (Allergan) exercises option to develop and commercialize EDIT‑101 globally and Editas exercises option to co-develop and equally share profits and losses in the United States. Editas and Allergan announced today that Allergan has exercised its option for EDIT‑101 and Allergan has paid an option exercise fee of $15 million, which will be recorded in the third quarter. In addition, Editas is eligible to receive a $25 million milestone payment from Allergan upon clearance of an IND application for EDIT‑101.

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EDIT‑101 advancing towards clinical trials with NIH filing submitted in July and IND filing anticipated in October 2018. Editas submitted the requisite data package for human gene transfer clinical protocol registration to the United States National Institutes of Health (NIH) for potential review by the Recombinant DNA Advisory Committee. Editas plans to file an IND application for EDIT‑101 with the United States Food and Drug Administration in October 2018. In addition, the Company presented new pre-clinical data on EDIT‑101 at the American Society of Gene & Cell Therapy 21st Annual Meeting (ASGCT Meeting) demonstrating that EDIT‑101 was well tolerated in a study of non-human primates (NHPs). Therapeutically relevant levels of editing were achieved in NHPs regardless of pre-existing or induced immunity to Staphylococcus aureus Cas9.

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Broader ocular pipeline moving forward. Editas is pursuing product candidates for Usher Syndrome type 2A (USH2A) and recurrent ocular Herpes Simplex Virus type 1 (HSV‑1). At the ASGCT Meeting, Editas and collaborators from Massachusetts Eye and Ear presented in vitro data demonstrating that deletion of exon 13 in the human USH2A gene using CRISPR/Cas9 can restore cilia formation, providing the basis for a potential medicine. Editas also presented pre-clinical in vivo proof-of-concept data in a rabbit model for its recurrent ocular HSV‑1 program at the Association for Research in Vision and Ophthalmology 2018 Annual Meeting.

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Designing novel medicines for Sickle Cell Disease and Beta-Thalassemia.  Editas reported data at the ASGCT Meeting demonstrating that lead molecules targeting the beta-globin locus drove the upregulation of fetal hemoglobin in human mobilized peripheral blood stem cells. This was achieved by editing a novel genomic site that has potential to result in a best-in-class medicine. Editas expects to present additional data on this program in the second half of 2018.

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Improving efficacy of engineered T cell medicines to treat cancer with CRISPR-based gene editing. In May, Editas expanded its collaboration with Juno Therapeutics, Inc., a Celgene company (Celgene), to develop and commercialize engineered T cell medicines for cancer. The recently expanded collaboration now encompasses four programs, including checkpoint inhibitors, tumor microenvironment, T cell receptor locus editing, and an undisclosed program.

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Strong balance sheet to advance Company through multiple value inflection points. The Company held cash, cash equivalents, and marketable securities of $344.1 million as of June 30, 2018, providing at least 24 months of funding for operating expenses and capital expenditures without any assumption of future cash received from milestones or additional financings.

Upcoming Events

Editas will participate in the following investor conferences:

•	Citi 13th Annual Biotech Conference, Gene Editing Panel, September 5, 1:15 p.m. ET, Boston;
•	Morgan Stanley 16th Annual Global Healthcare Conference, Fireside Chat, September 12, 4:50 p.m. ET, New York City;
•	Jefferies Gene Therapy Summit, September 27, New York City; and
•	Chardan 2nd Annual Genetic Medicines Conference, October 9, New York City.

Editas will also participate in the following scientific and medical conferences:

•	26th Annual Congress of the European Society of Gene & Cell Therapy, October 16‑19, Lausanne.

Second Quarter 2018 Financial Results

Cash, cash equivalents, and marketable securities at June 30, 2018, were $344.1 million, compared to $329.1 million at December 31, 2017.

For the second quarter ended June 30, 2018, net loss attributable to common stockholders was $38.7 million, or $0.82 per share, compared to $26.4 million, or $0.65 per share, for the same period in 2017.

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Collaboration and other research and development revenues were $7.4 million for the quarter ended June 30, 2018, compared to $3.1 million for the same period in 2017. The $4.3 million increase was primarily attributable to $3.9 million in revenue recognized pursuant to a license agreement with Beam Therapeutics Inc. and a $2.8 million increase in revenue recognized pursuant to our collaboration agreement with Celgene, partially offset by a $2.4 million decrease in revenue recognized pursuant to our strategic alliance with Allergan.

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Research and development expenses were $32.7 million for the quarter ended June 30, 2018, compared to $17.3 million for the same period in 2017. The $15.4 million increase was primarily attributable to $9.6 million in increased sublicensing and success payment expenses resulting from $12.5 million in research funding payments related to our sponsored research agreement with the Broad Institute which were partially offset by a decrease in sublicensing fees, $3.1 million in increased process and platform development expenses, $1.4 million in increased employee related expenses, $0.9 million in increased stock-based compensation expenses, and $0.4 million in increased facility-related expenses.

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General and administrative expenses were $14.3 million for the quarter ended June 30, 2018, compared to $11.9 million for the same period in 2017. The $2.4 million increase was attributable to $1.1 million in increased stock-based compensation expenses, $0.7 million in increased employee related expenses, and $0.7 million in increased professional service expenses, partially offset by $0.2 million in decreased intellectual property and patent related fees.

Conference Call

The Editas management team will host a conference call and webcast today, August 6, 2018, at 5:00pm ET. To access the call, please dial 844‑348‑3801 (domestic) or 213‑358‑0955 (international) and provide the passcode 4379216. A live webcast of the call will be available on the Investors & Media section of the Editas Medicine website at www.editasmedicine.com and a replay will be available approximately two hours after its completion.

About Editas Medicine

As a leading genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas9 and CRISPR/Cpf1 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world.  Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases.  For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words “aim,” ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’    ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Forward-looking statements in this press release include statements regarding the Company planning to file an IND for EDIT‑101 in October 2018, the Company planning to present data and the Company developing and bringing transformative medicines to patients. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Quarterly Report on Form 10‑Q, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Editas Medicine, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(amounts in thousands, except per share and share data)

	Three Months Ended
	June 30,
	2018	2017
Collaboration and other research and development revenues	$7,372	$3,097
Operating expenses:
Research and development	32,718	17,318
General and administrative	14,311	11,894
Total operating expenses	47,029	29,212
Operating loss	(39,657)	(26,115)
Other income (expense), net:
Other income, net	154	122
Interest income (expense), net	780	(446)
Total other income (expense), net	934	(324)
Net loss	$(38,723)	$(26,439)
Net loss per share attributable to common stockholders, basic and diluted	$(0.82)	$(0.65)
Weighted-average common shares outstanding, basic and diluted	46,952,059	40,830,161

Editas Medicine, Inc.

Selected Condensed Consolidated Balance Sheet Items

(unaudited)

(amounts in thousands)

	June 30,	December 31,
	2018	2017

Cash, cash equivalents, and marketable securities	$344,080	$329,139
Working capital	324,217	295,492
Total assets	393,530	373,260
Deferred revenue, net of current portion	104,929	94,725
Construction financing lease obligation, net of current portion	32,944	33,431
Total stockholders’ equity	231,332	208,080

Media Contact

Cristi Barnett

Editas Medicine, Inc.

(617) 401‑0113

cristi.barnett@editasmed.com

Investor Contact

Mark Mullikin

Editas Medicine, Inc.

(617) 401‑9083

mark.mullikin@editasmed.com